Exhibit 10.1

THIS UNSECURED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED OR DISPOSED OF EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR ANY SUCH STATE LAWS OR UNLESS THE BORROWER HAS RECEIVED AN OPINION OF COUNSEL, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE BORROWER, THAT SUCH REGISTRATION IS NOT REQUIRED.

UNSECURED PROMISSORY NOTE

Date of Issuance

$761,421.32	September 23, 2024

FOR VALUE RECEIVED, Stryve Foods, LLC, a Texas limited liability company (the “Borrower”), hereby promises to pay Christopher J. Boever (the “Lender”), the principal amount of Seven Hundred Sixty-One Thousand Four Hundred Twenty-One Dollars and 32/100 ($761,421.32), together with accrued interest on the unpaid outstanding principal amount hereof from and after the date hereof. Interest shall accrue at a rate of one and one quarter percent (1.25%) per month; provided, that, upon the occurrence, and during the continuance of an Event of Default (as defined below), at the option and upon the declaration of the Lender, the entire unpaid principal amount of this Note shall accrue at a rate of eighteen percent (18%) per annum. The unpaid principal amount of this Note, together with all accrued and unpaid interest and fees, shall be due and payable on the earlier of (i) the date upon which the Next Equity Financing occurs, and (ii) December 23, 2024 (such date being the “Maturity Date”). For purposes of this Agreement, the Next Equity Financing shall mean, the next sale (or series of related sales) by Stryve Foods, Inc, a Delaware corporation (the “Issuer”) of its Equity Securities following the date of this Note from which the Issuer receives gross proceeds of not less than Five Million Dollars ($5,000,000) in cash. “Equity Securities” means the Issuer’s common stock or preferred stock of any class, or any securities conferring the right to purchase such common stock or preferred stock or non-debt securities convertible into, or exchangeable for (with or without additional consideration), such common stock or preferred stock, except any security granted, issued and/or sold by the Issuer to any director, officer, employee or consultant of the Issuer in such capacity for the primary purpose of soliciting or retaining their services. This Note carries an original issue discount of $11,421.32, representing a discount of one and a half percent (1.5%) to the principal amount.

1. Payment. All payments shall be made in lawful money of the United States of America at the address set forth in Section 6.4, or such other address as the Lender may direct in writing and shall incur a charge of one and a half percent (1.5%). Payment shall be credited first to Costs (as defined below), if any, then to accrued and unpaid interest and the remainder applied to the outstanding principal amount of this Note. No premium or penalty shall be payable in connection with any payment in respect hereof. The Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

2. Security. This Note is unsecured.

3. Subordination. This Note is subordinate to the Borrower’s obligations to the Senior Lenders pursuant to the Senior Credit Agreements and the Noteholders pursuant to the Bridge Notes.

4.  Effectiveness. This Note shall be effective upon the later of (a) the execution of this Note on the date hereof, and (b) the date upon which funding of this Note as requested by the Borrower is completed.

5. Representations and Warranties of the Borrower. In connection with the transactions provided for herein, the Borrower hereby represents and warrants to the Lender that:

5.1 Organization, Good Standing and Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as now conducted. The Borrower is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

5.2 Authorization and Enforceability. All limited liability company action has been taken on the part of the Borrower, its officers, members and/or managers necessary for the authorization, execution and delivery of this Note. This Note has been duly and validly executed and delivered and constitutes the valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

6. Defaults and Remedies.

6.1 Events of Default. An event of default (“Event of Default”) shall exist if:

(a) The Borrower fails to pay when due any principal or interest in accordance with this Note and such failure continues for more than thirty (30) days after the principal and/or interest became due and payable, whether at maturity or by acceleration or otherwise;

(b) Any representation, warranty or other written statement of the Borrower made pursuant to this Note is incorrect or misleading in any material respect when given;

(c) The Borrower shall be in default under any instrument or agreement to which it is a party relating to any indebtedness senior to the Note, if the maturity of or any payment with respect to such indebtedness may be accelerated or demanded due to such default;

(d) The Borrower shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Borrower in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Borrower, or of all or any substantial part of the properties of the Borrower, or the Borrower or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Borrower; or

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(e) Within sixty (60) days after the commencement of any proceeding against the Borrower seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within sixty (60) days after the appointment without the consent or acquiescence of the Borrower of any trustee, receiver or liquidator of the Borrower or of all or any substantial part of the properties of the Borrower, such appointment shall not have been vacated.

6.2 Remedies. Upon the occurrence, and during the continuance, of an Event of Default, at the option and upon the declaration of the Lender, the entire unpaid principal and accrued and unpaid interest on this Note shall, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the Lender may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

7. Miscellaneous.

7.1 Successors and Assigns. This Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however that neither the Borrower nor the Lender may assign its respective rights and obligations under this Note without the written consent of the Lender or the Borrower, as applicable. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

7.2 Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware.

7.3 Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

7.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case at the following addresses and email addresses (or to such other address or email address as a party hereto may have specified by notice given to the other party hereto pursuant to this provision):

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If to the Borrower:	Stryve Foods, LLC
PO Box 684
Frisco, Texas 75034
Attention:

If to the Lender:	Christopher J. Boever
12 Cowboys Way #1204
Frisco, TX 75034
Attention:

7.5 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.6 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.7 Indemnity; Costs, Expenses and Attorneys’ Fees. The Borrower shall indemnify and hold the Lender harmless from any loss, cost, liability and legal or other expense, including attorneys’ fees of the Lender’s counsel, which the Lender may directly or indirectly suffer or incur by reason of the failure of the Borrower to perform any of its obligations under this Note, any agreement executed in connection herewith or therewith, any grant of or exercise of remedies, or any agreement executed in connection herewith (collectively, “Costs”), provided, however, the indemnity agreement contained in this Section 6.7 shall not apply to liabilities which the Lender may directly or indirectly suffer or incur by reason of the Lender’s own gross negligence or willful misconduct.

7.8 Further Assurance. From time to time, the Borrower shall execute and deliver to the Lender such additional documents and shall provide such additional information to the Lender as the Lender may reasonably require to carry out the terms of this Note, and any agreements executed in connection herewith.

7.9 Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS NOTE, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS NOTE, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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7.10 Entire Agreement; Amendments and Waivers. This Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Borrower and the Lender.

7.11 Officers and Directors not Liable. In no event shall any officer or director of the Borrower be liable for any amounts due and payable pursuant to this Note.

7.12 Usury Savings Provision. The parties hereto intend, at all times, to comply strictly with the applicable law governing the maximum rate or amount of interest payable in respect of this Note. If applicable law is ever changed or judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to this Note, (ii) contracted for, charged, taken, reserved or received by reason of the Lender’s acceleration the maturity of this Note, or (iii) the Borrower has paid or the Lender will receive, then it is the express intent of the parties hereto that all amounts charged in excess of the Maximum Lawful Rate (as defined below) shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by the Lender shall be applied to the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to the Borrower), and the provisions of this Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise due hereunder; provided, however, that, if this Note is paid in full before the Maturity Date, then the Borrower and the Lender agree that the Lender shall, with reasonable promptness after the Lender discovers or is advised by the Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, refund such excess interest to the Borrower. All sums contracted for, charged, taken, reserved or received by the Lender pursuant to this Note may, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note (including any and all renewal and extension periods) until payment in full hereof, so that the rate or amount of interest on account of this Note does not exceed the Maximum Lawful Rate from time to time in effect and applicable to this Note. As used herein, “Maximum Lawful Rate” means the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable laws.

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IN WITNESS WHEREOF, the parties have executed this Note as of the date first above written.

STRYVE FOODS, LLC

By:	Andina Holding, LLC, its sole Member

By:	Stryve Foods, Inc., its Managing Member

By:	/s/ R. Alex Hawkins
R. Alex Hawkins
Chief Financial Officer

CHRISTOPHER J. BOEVER

By:	/s/ Christopher J. Boever
Name:	Christopher J. Boever
Title:	Individual